UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/09/2009

Dynavax Technologies Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34207

Delaware	33-0728374
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2929 Seventh Street, Suite 100
Berkeley, CA 94710-2753
(Address of principal executive offices, including zip code)

(510) 848-5100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[X]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On April 18, 2006, Dynavax Technologies Corporation ("Dynavax") entered into a series of related agreements with Symphony Capital Partners, LP ("Symphony"), Symphony Dynamo Holdings LLC ("Holdings") and Symphony Dynamo, Inc. ("SDI"), pursuant to which Holdings formed and capitalized SDI. Dynavax granted an exclusive license to the intellectual property for certain ISS compounds for cancer, hepatitis B and hepatitis C therapies (the "Development Programs") to SDI in consideration for a commitment from Symphony to provide $50 million of capital to advance the Development Programs. As part of the arrangement, Dynavax received an exclusive purchase option (the "Purchase Option") to acquire all the Development Programs through the purchase of all of the equity in SDI at specified prices. In exchange for the Purchase Option, Dynavax granted Holdings five-year warrants to purchase 2,000,000 shares of Dynavax's common stock at an exercise price of $7.32 per share pursuant to a warrant purchase agreement, and granted certain registration rights to Holdings pursuant to a registration rights agreement. Dynavax also received an exclusive option to purchase either the hepatitis B or hepatitis C program (the "Program Option") during the first year of the arrangement. In April 2007, Dynavax exercised its Program Option for the hepatitis B program. The exercise of this Program Option triggered a payment obligation of $15 million which would be either (a) due to Symphony upon the expiration of the SDI collaboration in 2011 if the Purchase Option is not exercised; or (b) included as part of the applicable purchase price upon exercise of the Purchase Option.

On November 9, 2009, Dynavax and Holdings entered into a series of related agreements pursuant to which the parties agreed to amend the terms of the Purchase Option and Program Option, as set forth in an amended and restated purchase option agreement (the "Amended Purchase Option Agreement"). In connection with such amendments, Dynavax and Holdings also entered into a warrant purchase agreement (the "Warrant Purchase Agreement"), an amended and restated registration rights agreement (the "Amended Registration Rights Agreement"), and a promissory note (the "Note") with Holdings (such agreements, together with the Amended Purchase Option Agreement, are collectively referred to as the "Transaction Documents").

Concurrently with the execution of the Transaction Documents, Dynavax notified Holdings of its exercise of the Purchase Option, pursuant to the Amended Purchase Option Agreement.

The Amended Purchase Option Agreement provides that, upon the closing of the Purchase Option, Dynavax will:

(i)        issue to Holdings 13,000,000 shares of its common stock (the "Shares") in exchange for the cash held by SDI of $20.4 million, which represents a share price of $1.57 per share;

(ii)        issue to Holdings five-year warrants to purchase 2,000,000 shares of its common stock (the "Warrant"), at an exercise price of $1.94 per share, which represents a 25% premium over Dynavax's preceding 30 trading-day volume weighted-average price per share of $1.55 through November 9, 2009, pursuant to the Warrant Purchase Agreement. The warrants issued initially to Holdings on April 18, 2006 will be cancelled concurrently with the issuance of the Warrant. Dynavax has agreed to provide certain registration rights under the Securities Act of 1933, as amended, with respect to the Shares and the shares of Dynavax's common stock issuable upon exercise of the Warrant pursuant to the Amended Registration Rights Agreement;

(iii)        reacquire the rights to Dynavax's proprietary technology for its hepatitis C and cancer therapies. Holdings will be entitled to receive payments from Dynavax equal to 50% of the first $50 million from any upfront, pre-commercialization milestone or similar payments received by Dynavax from any agreement with a third party with respect to the development and/or commercialization of Dynavax's hepatitis C and cancer therapies; and

(iv)        enter into the Note with Holdings to defer the $15 million Program Option obligation due to Symphony by 20 months (until December 31, 2012) and convert the obligation previously payable solely in cash, to payable in stock and/or cash at Dynavax's election.

In connection with the closing of the Purchase Option, Dynavax will also expand its Board of Directors to include one director designated by Holdings and one independent director acceptable to both Holdings and Dynavax, as long as Holdings' ownership exceeds more than 10% of the total Dynavax common stock outstanding. Holdings also agreed to certain limitations on its ability acquire additional securities of Dynavax, vote its shares or take certain actions intended to influence control of Dynavax.

It is a condition to the effectiveness of the Transaction Documents and related closing of the Purchase Option that Dynavax receive the approval of its stockholders for the issuance of the Shares and the shares of Dynavax's common stock issuable upon exercise of the Warrants and payment of the Note. Dynavax has agreed to use commercially reasonable efforts to obtain such stockholder approval.

Except as described herein, the transaction agreements among Dynavax, Symphony Capital, Holdings and SDI entered into on April 18, 2006 remain unchanged and in full force and effect.

On November 10, 2009, Dynavax issued a press release describing the transactions described herein. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibit
Exhibit No.        Description
99.1        Press Release, dated November 10, 2009, titled "Dynavax to Acquire Symphony Dynamo, Inc., Including $20 Million in Unrestricted Cash."

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dynavax Technologies Corporation

Date: November 10, 2009	By:	/s/ Michael S. Ostrach
Michael S. Ostrach
Vice President

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release, dated November 10, 2009, titled "Dynavax to Acquire Symphony Dynamo, Inc., Including $20 Million in Unrestricted Cash."